Exhibit 99.1

       FORCENERGY ANNOUNCES $150 MILLION EQUITY INVESTMENT LED BY MADISON
                DEARBORN PARTNERS AND OAKTREE CAPITAL MANAGEMENT

Preferred Stock Convertible at $8.80 Per Share

         MIAMI----November 12, 1998--Forcenergy Inc (NYSE:FEN - news) announced today that it has signed a definitive agreement under which Madison Dearborn Partners, Inc. and Oaktree Capital Management, LLC will lead an equity investment in Forcenergy in an amount up to $150 million.

         Under the terms of the agreement, funds and accounts managed by Madison Dearborn and Oaktree Capital will initially invest $42 million to acquire convertible preferred shares representing approximately 16.2% of Forcenergy's pro forma common shares outstanding. The initial investment is expected to close within two weeks. Following this initial investment, Forcenergy intends to issue rights to its shareholders to purchase approximately $108 million in additional convertible preferred shares representing approximately 29.4% of Forcenergy's pro forma common shares outstanding. As a part of the agreement, certain funds and accounts managed by Madison Dearborn and Oaktree Capital have agreed to participate in the rights offering and to purchase all unsubscribed shares of the rights offering, subject to certain limitations to avoid triggering a potential change of control under Forcenergy's indentures (defined as 50%). Upon completion of the rights offering, the total convertible preferred shares will represent approximately 40.8% of Forcenergy's pro forma common shares outstanding. The preferred shares will be convertible into Forcenergy's common shares at $8.80 per share (representing a 28% premium over Forcenergy's closing price on November 10, 1998). The preferred shares will have an 8% dividend payable quarterly in Forcenergy common stock for a period of three years and in Forcenergy common stock or cash, at Forcenergy's discretion, thereafter.

         The combined proceeds of the initial investment and subsequent rights offering will be used to reduce outstanding debt under Forcenergy's existing senior credit facility and for general corporate purposes. The initial investment and rights offering are subject to customary closing conditions.

         In connection with the initial investment, Forcenergy's Board of Directors will increase in size from five members to eight. Madison Dearborn and Oaktree Capital will nominate three new Board members to be appointed to the Forcenergy Board of Directors.

         Stig Wennerstrom, Forcenergy's Chairman and CEO, stated, "This equity infusion is important in that it assures our shareholders that Forcenergy will have the ability to carry through our ongoing projects like the development of the Redoubt Shoal field in Cook Inlet and the evaluation of our potential world-class coalbed methane project in New South Wales, Australia. We will also continue the exploitation of lower-risk projects in the Gulf of Mexico. Through this equity infusion, Forcenergy will re-establish the financial strength and flexibility needed to fully develop

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our existing asset base and to assure that short-term  market  conditions do not
derail  our  long-term  goals  designed  to  maximize   shareholder   value.  By
structuring the majority of the equity infusion as a rights offering, we are pleased to give our existing shareholders the opportunity to participate in the
preferred   stock   offering   and  thus   minimize   dilution   through   their
participation."

         Forcenergy is an independent oil and gas company engaged in the exploration, acquisition, development, exploitation and production of oil and natural gas.

         Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulation of oil and natural gas, as well as other risks discussed in detail in the Company's SEC filings, including the Annual Report and Form 10-K for the year ended December 31, 1997. Actual results may vary materially.

Contact:

     Forcenergy Inc, Miami
     J. Russell Porter
     E. Joseph Grady
     (305) 856-8500